Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Fourth Quarter and Full Year 2022 Financial Results
Full Year 2022 Net Sales Grew 9% to $612 Million Dollars
Company Announces Omnichannel Initiatives for 2023
Ended the Quarter with an Improved Inventory Position; Up 9% Year over Year, Down 8% Sequentially

SAN FRANCISCO – March 9, 2023 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the fourth quarter and full year ended December 31, 2022.
Results for the Fourth Quarter
•Net sales decreased 18.3% to $149.1 million, compared to $182.4 million in the fourth quarter of 2021; a decrease of 13% in Constant Currency1.
•Net loss was $(173.9) million or $(1.35) per share in the fourth quarter of 2022, compared to net income of $0.0 million or $0.00 per share in the fourth quarter of 2021, and (28.9%) of net sales. Included in this loss was a non-cash impairment charge of $173.8 million.
•Net loss, as adjusted2 was $(3.4) million, or $(0.03) per share in the fourth quarter of 2022, compared to net income, as adjusted of $4.3 million or $0.03 per share in the fourth quarter of 2021.
•Adjusted EBITDA2 was $6.1 million, or 4.1% of net sales, compared to $16.1 million, or 8.8% of net sales in the fourth quarter of 2021.
Results for Fiscal 2022
•Net sales increased 8.8% to $611.7 million, compared to $562.2 million in 2021 or decreased 0.3% pro forma2 adjusting for the acquisition of Culture Kings.
•Net loss was $(176.7) million or $(1.37) per share in 2022, compared to net loss attributable to a.k.a. Brands Holding Corp. of $(6.0) million or $(0.06) per share in 2021, and (116.6%) of net sales.
•Net loss, as adjusted2 was $(5.7) million, or $(0.04) per share in 2022, compared to net income, as adjusted2 of $14.2 million or $0.15 per share in 2021.
•Adjusted EBITDA2 was $31.9 million, or 5.2% of net sales, compared to $62.4 million, or 11.1% of net sales in 2021.

“I want to recognize our brands and teams for their unwavering dedication in 2022 in the face of external pressures and a dynamic environment,” said Jill Ramsey. “As we went through the quarter, we saw lower marketing effectiveness given the highly promotional environment, and we made the strategic decision to reduce our spend compared to last year in an effort to balance growth and profit. Additionally, as we aggressively tightened our inventory in the second half of the year, there were fewer new styles in our women’s brands during the peak holiday selling period. These decisions, combined with the macroeconomic pressures, impacted our performance in the quarter but enabled us to protect the integrity and durability of our brands and business model for the long term.”
“As we look ahead, we remain laser focused on strengthening the foundation of our brands and business. The omnichannel initiatives we announced today, including the opening of our first Princess Polly store in Southern California in the back half of the year and testing wholesale, set the stage for continued growth and profitability. We remain firmly committed to building great next-generation brands for the long-term, and I am confident that we have tremendous runway ahead of us,” concluded Ramsey.
The Company also announced today that Jill Ramsey, chief executive officer, will be taking time to work through unforeseen medical issues. Jill will remain as active in the business as her health allows and will remain on the Board. During this time, Ciaran Long, chief financial officer, will serve as acting chief executive officer on an interim basis.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2021, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding key operating and financial metrics and non-GAAP financial measures.

Recent Business Highlights
•Culture Kings store in Las Vegas has exceeded expectations in revenue and brand building activities since opening in November and pleased with the positive impact on U.S. online sales.
•Princess Polly continues to refine their TikTok strategy, which is now a top performing channel in terms of ROI, and saw a nearly 40% increase in followers in fiscal 2022.
•Petal & Pup continues to improve their marketing efficiency with the introduction of five new channels in the back half of the year, including CTV and TikTok.
•mnml is now a top ten performing brand on Culture Kings’ website and in the Las Vegas store.
•Subsequent to quarter end the company sold Rebdolls back to its founder in an effort to focus on brands with greater scale that can fully benefit from the a.k.a. business model.
Omnichannel Initiatives
As a.k.a. Brands builds durable, next-generation brands for the long term, the Company will be testing wholesale and brick and mortar initiatives in 2023. As part of these initiatives, the Company announced:
•Princess Polly has signed a wholesale agreement with PacSun to carry up to 50 styles online and in 15 stores beginning this month, with a broader rollout to follow.
•Princess Polly will pilot a store in California in the back half of the year.
•Petal & Pup is testing wholesale and omnichannel initiatives and recently launched on Target Marketplace.
•The Company is in active discussions with other wholesale partners within the U.S. and internationally for all of the brands in its portfolio.
Fourth Quarter Financial Details
•Net sales decreased 18.3% to $149.1 million, compared to $182.4 million in the fourth quarter of 2021. The decrease was driven by a 14% decrease in the number of orders processed and 8% decrease in the average order value during the quarter. The decrease in the number of orders and average order value were primarily driven by lower marketing spend and a lower mix of full priced items sold.
•Gross margin was 52.8% in the fourth quarter of 2022, versus 54.6% in the same period last year. The 180 basis point decline in gross margin rate was largely the result of a lower mix of full priced items sold partially offset by a $3.7 million non-cash purchase accounting charge in the prior year associated with the Culture Kings and mnml acquisitions.
•Selling expenses were $39.0 million, compared to $45.5 million in the fourth quarter of 2021. Selling expenses were 26.2% of net sales, compared to 24.9% of net sales in the fourth quarter of 2021. The increase was primarily due to fixed cost deleverage partially offset by improvements on outbound shipping and labor productivity.
•Marketing expenses were $15.4 million, compared to $21.5 million in the fourth quarter of 2021. Marketing expenses were 10.3% of net sales, compared to 11.8% of net sales in the fourth quarter of 2021. The lower marketing expense as a percentage of sales was due to a strategic decision to pull back on marketing spend given the marketing investment inefficiency in a highly promotional environment.
•General and administrative (“G&A”) expenses were $26.1 million, compared to $27.3 million in the fourth quarter of 2021. G&A expenses were 17.5% of net sales, compared to 14.9% of net sales in the fourth quarter of 2021. The increase in G&A expenses as a percent of net sales was primarily due to lower sales in the fourth quarter of 2022.
•Adjusted EBITDA2 was $6.1 million, or 4.1% of net sales, compared to $16.1 million, or 8.8% of net sales in the fourth quarter of 2021.
Full year 2022 financial details are included in the Company’s Form 10-K for the twelve months ended December 31, 2022.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the fourth quarter totaled $46.3 million compared to $38.8 million at the end of the fourth quarter of 2021.
•Inventory at the end of the fourth quarter totaled $126.5 million, compared to $115.8 million at the end of the fourth quarter of 2021. Inventory decreased $10.4 million, or 8%, from the end of the third quarter of 2022.

•Debt at the end of the fourth quarter totaled $143.6 million, compared to $108.8 million at the end of the fourth quarter of 2021. The Company drew $25.0 million on its revolving credit facility in the first quarter of 2022 and drew $15.0 million on its revolving credit facility in October 2022.
•Cash flow from operations for the twelve months ended December 31, 2022 was $(0.3) million, compared to $24.0 million for the twelve months ended December 31, 2021.
Outlook
For the full year fiscal 2023, the Company expects:
•Net sales between $570 million and $600 million
•Adjusted EBITDA3 between $35 million and $37 million
•Weighted average diluted share count of 130 million
•Capital expenditures of approximately $8 million to $10 million
For the first quarter of 2023, the Company expects:
•Net sales between $113 million and $116 million
•Adjusted EBITDA3 between $1.5 million and $1.8 million
•Weighted average diluted share count of 130 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels and a continued promotional environment. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s fourth quarter and full year 2022 results is scheduled for March 9, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 (or (201) 689-8853 for international callers). The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 (or (201) 612-7415 for international callers), conference ID 13735655. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income (loss), as adjusted, net income (loss) per share, as adjusted, Adjusted EBITDA, Adjusted EBITDA margin and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of geopolitical, economic and market conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, currency fluctuations, the impact of the COVID-19 pandemic, challenges in the supply chain and any disruptions in European economies as a result of the conflict in Ukraine on our operations, customer demand and our supplier's ability to meet our needs; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2023. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$149,126	$182,423	$611,738	$562,191
Cost of sales	70,379	82,891	274,491	254,527
Gross profit	78,747	99,532	337,247	307,664
Operating expenses:
Selling	39,002	45,486	166,070	144,345
Marketing	15,429	21,525	66,730	58,120
General and administrative	26,086	27,266	102,700	88,816
Goodwill impairment	173,786	—	173,786	—
Total operating expenses	254,303	94,277	509,286	291,281
Income (loss) from operations	(175,556)	5,255	(172,039)	16,383
Other expense, net:
Interest expense	(2,556)	(1,164)	(7,043)	(9,485)
Loss on extinguishment of debt	—	—	—	(10,924)
Other expense	503	(591)	(1,532)	(1,213)
Total other expense, net	(2,053)	(1,755)	(8,575)	(21,622)
Income (loss) before income taxes	(177,609)	3,500	(180,614)	(5,239)
Benefit from (provision for) income tax	3,713	(3,477)	3,917	(852)
Net income (loss)	(173,896)	23	(176,697)	(6,091)
Net loss attributable to noncontrolling interests	—	—	—	123
Net income (loss) attributable to a.k.a. Brands Holding Corp.	$(173,896)	$23	$(176,697)	$(5,968)
Net income (loss) per share
Basic	$(1.35)	$0.00	$(1.37)	$(0.06)
Diluted	$(1.35)	$0.00	$(1.37)	$(0.06)
Weighted average shares outstanding
Basic	128,873,269	128,334,709	128,716,710	93,231,377
Diluted	128,873,269	128,334,709	128,716,710	93,231,377

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$46,319	$38,832
Restricted cash	2,054	2,186
Accounts receivable	3,231	2,663
Inventory, net	126,533	115,783
Prepaid income taxes	6,089	4,059
Prepaid expenses and other current assets	13,378	20,809
Total current assets	197,604	184,332
Property and equipment, net	28,958	14,657
Operating lease right-of-use assets	37,317	26,415
Intangible assets, net	76,105	98,287
Goodwill	167,731	363,305
Deferred tax assets	1,070	—
Other assets	853	850
Total assets	$509,638	$687,846
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,903	$25,088
Accrued liabilities	39,806	53,375
Sales returns reserve	3,968	6,887
Deferred revenue	11,421	11,344
Operating lease liabilities, current	6,643	5,721
Current portion of long-term debt	5,600	5,600
Total current liabilities	88,341	108,015
Long-term debt	138,049	103,182
Operating lease liabilities	34,404	21,370
Other long-term liabilities	1,483	1,333
Deferred income taxes	284	2,920
Total liabilities	262,561	236,820
Stockholders’ equity:
Preferred stock	—	—
Common stock	129	129
Additional paid-in capital	460,660	453,807
Accumulated other comprehensive loss	(45,185)	(11,080)
Retained earnings (accumulated deficit)	(168,527)	8,170
Total stockholders’ equity	247,077	451,026
Total liabilities and stockholders’ equity	$509,638	$687,846

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(176,697)	$(6,091)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	6,156	2,694
Amortization expense	14,192	14,016
Amortization of inventory fair value adjustment	707	15,908
Amortization of debt issuance costs	647	596
Non-cash interest expense	—	11
Loss on extinguishment of debt	—	10,924
Lease incentives	1,722	361
Non-cash operating lease expense	9,779	6,246
Equity-based compensation	6,730	8,043
Deferred income taxes, net	(4,064)	(11,951)
Goodwill impairment	173,786	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(602)	(858)
Inventory	(16,257)	(32,131)
Prepaid expenses and other current assets	6,134	(11,543)
Accounts payable	(1,888)	6,038
Income taxes payable	(2,442)	(9,329)
Accrued liabilities	(7,419)	26,678
Returns reserve	(2,678)	3,091
Deferred revenue	267	7,197
Lease liabilities	(8,392)	(5,932)
Net cash provided by (used in) operating activities	(319)	23,968
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(5,321)	(249,302)
Purchase of noncontrolling interest	—	(20,198)
Purchases of intangible assets	(247)	(841)
Purchases of property and equipment	(19,746)	(7,734)
Net cash used in investing activities	(25,314)	(278,075)
Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	—	96,863
Payments of costs related to initial public offering	(1,142)	—
Proceeds from line of credit, net of issuance costs	40,000	34,150
Repayment of line of credit	—	(42,204)
Proceeds from issuance of debt, net of issuance costs	(121)	254,134
Repayment of debt	(5,600)	(155,762)
Taxes paid related to net share settlement of equity awards	(104)	—
Proceeds from issuances under equity-based compensation plans	227	—
Proceeds from issuance of units	—	82,669
Net cash provided by financing activities	33,260	269,850
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(272)	(1,824)
Net increase in cash, cash equivalents and restricted cash	7,355	13,919
Cash, cash equivalents and restricted cash at beginning of period	41,018	27,099
Cash, cash equivalents and restricted cash at end of period	$48,373	$41,018

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$46,319	$38,832
Restricted cash	2,054	2,186
Total cash, cash equivalents and restricted cash	$48,373	$41,018

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Gross margin	53%	55%	55%	55%
Net income (loss) (in thousands)	$(173,896)	$23	$(176,697)	$(6,091)
Net income (loss) margin	(117)%	—%	(29)%	(1)%
Adjusted EBITDA[2] (in thousands)	$6,093	$16,129	$31,872	$62,431
Adjusted EBITDA[2] margin	4%	9%	5%	11%
Key Operational Metrics and Regional Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,
(metrics in millions, except AOV; sales in thousands)	2022	2021	2022	2021
Key Operational Metrics
Active customers[4]	3.8	3.7	3.8	3.7
Active customers across a.k.a. Brands[4,5]	3.8	3.7	3.8	3.7
Average order value	$77	$84	$82	$86
Average order value across a.k.a. Brands[5]	$77	$84	$82	$87
Number of orders	1.9	2.2	7.4	6.5
Number of orders across a.k.a. Brands[5]	1.9	2.2	7.4	7.0

Sales by Region (actual)
U.S.	$70,860	$79,558	$312,977	$270,028
Australia	60,552	76,400	226,929	218,563
Rest of world	17,714	26,465	71,832	73,600
Total	$149,126	$182,423	$611,738	$562,191
Year-over-year growth	(18.3)%		8.8%
Year-over-year growth on a constant currency basis[1]	(13.0)%		13.3%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.
5 Metrics “across a.k.a. Brands” assume we owned Culture Kings for all periods presented.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; and one-time or non-recurring items, and Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net income (loss). Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) for the three and twelve months ended December 31, 2022 and 2021 is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(173,896)	$23	$(176,697)	$(6,091)
Add (deduct):
Total other expense, net	2,053	1,755	8,575	21,622
Provision for (benefit from) income tax	(3,713)	3,477	(3,917)	852
Depreciation and amortization expense	4,975	5,374	20,348	16,710
Equity-based compensation expense	2,282	1,329	6,730	8,043
Inventory step-up amortization expense	—	3,657	707	15,908
Distribution relocation costs	—	—	1,302	—
Transaction costs	—	514	140	5,387
Severance	15	—	306	—
Goodwill impairment	173,786	—	173,786	—
Sales tax penalties	591	—	592	—
Adjusted EBITDA	$6,093	$16,129	$31,872	$62,431
Net income (loss) margin	(116.6)%	—%	(28.9)%	(1.1)%
Adjusted EBITDA margin	4.1%	8.8%	5.2%	11.1%

Net Income Attributable to a.k.a. Brands Holding Corp., As Adjusted (or Net Loss, As Adjusted) and Net Income (Loss) Per Share, As Adjusted
Net income attributable to a.k.a. Brands Holding Corp., as adjusted (or net loss, as adjusted) and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) attributable to a.k.a. Brands Holding Corp. (or net loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income attributable to a.k.a. Brands Holding Corp., as adjusted (or net loss, as adjusted) and net income (loss) per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income attributable to a.k.a. Brands Holding Corp., as adjusted (or net loss, as adjusted) and net income (loss) per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net loss, as adjusted and net loss per share, as adjusted for the three and twelve months ended December 31, 2022 by adjusting net loss and net loss per share for the following:
1.Inventory step-up amortization expense resulting from the acquisition of mnml;
2.Impairment recognized on the goodwill recorded from the acquisitions of the Culture Kings and Rebdolls reporting units, which is a result of the worsening economic trends, including continued inflation and rising interest rates, as well as unfavorable demand due to a gradual customer shift from primarily online shopping to a mix of online and physical store shopping; and
3.The tax benefit related to the finalization of Australia tax basis allocation pertaining to the inventory and intangibles included in the purchase of the Culture Kings non-controlling interest, as well as an intra-entity transfer of intellectual property rights.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the three and twelve months ended December 31, 2022 are as follows:

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022
Net loss	$(173,896)	$(176,697)
Adjustments:
Inventory step-up amortization expense	—	707
Goodwill impairment	173,786	173,786
Tax benefit - Culture Kings change in tax basis of inventory and intangibles; intra-entity transfer of intellectual property rights	(3,263)	(3,263)
Tax effects of adjustments	—	(212)
Net loss, as adjusted	$(3,373)	$(5,679)
Net loss per share, as adjusted	$(0.03)	$(0.04)
Weighted-average shares, diluted	128,873,269	128,716,710

We have calculated net income attributable to a.k.a. Brands Holding Corp, as adjusted and net income per share, as adjusted for the three and twelve months ended December 31, 2021 by adjusting net income (loss), net loss per share and net loss attributable to noncontrolling interests, as applicable, for the following:
1.Inventory step-up amortization expense resulting from the acquisition of Culture Kings;
2.Equity-based compensation expense related to performance-based awards that vested upon IPO;
3.Loss on extinguishment of debt; and
4.Removal of the tax effect of non-deductible incentive units.
A reconciliation of non-GAAP net income, as adjusted to net income (loss) attributable to a.k.a. Brands Holding Corp., as well as the resulting calculation of net income per share, as adjusted for the three and twelve months ended December 31, 2021 are as follows:

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Net income (loss) attributable to a.k.a. Brands Holding Corp.	$23	$(5,968)
Adjustments:
Inventory step-up amortization expense	3,657	15,908
Equity-based compensation expense related to performance-based awards	—	4,903
Loss on extinguishment of debt	—	10,924
Tax expense - removal of the tax effect of non-deductible incentive units	1,689	1,689
Tax effects of adjustments	(1,097)	(9,521)
Net income, as adjusted	$4,272	$17,935

Net loss attributable to noncontrolling interests	$—	$123
Adjustments:
Inventory step-up amortization expense	—	(5,513)
Tax effects of adjustment	—	1,654
Net income attributable to noncontrolling interests, as adjusted	$—	$(3,736)

Net income, as adjusted	$4,272	$17,935
Net loss attributable to noncontrolling interests, as adjusted	—	(3,736)
Net income attributable to a.k.a. Brands Holding Corp., as adjusted	$4,272	$14,199
Net income per share, as adjusted	$0.03	$0.15
Weighted-average shares, diluted	128,334,709	93,231,377

Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for certain periods is as follows:

	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$312,977	$270,028	$7,735	$277,763	15.9%	12.7%
Australia	226,929	218,563	36,000	254,563	3.8%	(10.9)%
Rest of world	71,832	73,600	7,464	81,064	(2.4)%	(11.4)%
Total	$611,738	$562,191	$51,199	$613,390	8.8%	(0.3)%

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$79,558	$42,098	$3,563	$45,661	89.0%	74.2%
Australia	76,400	22,070	45,940	68,010	246.2%	12.3%
Rest of world	26,465	6,613	7,150	13,763	300.2%	92.3%
Total	$182,423	$70,781	$56,653	$127,434	157.7%	43.2%

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2020			Two-year Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$70,860	$42,098	$3,563	$45,661	68.3%	55.2%
Australia	60,552	22,070	45,940	68,010	174.4%	(11.0)%
Rest of world	17,714	6,613	7,150	13,763	167.9%	28.7%
Total	$149,126	$70,781	$56,653	$127,434	110.7%	17.0%

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020			Growth Rate
	Pro Forma	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$277,763	$125,179	$12,968	$138,147	115.7%	101.1%
Australia	254,563	67,850	134,318	202,168	222.1%	25.9%
Rest of world	81,064	22,887	21,846	44,733	221.6%	81.2%
Total	$613,390	$215,916	$169,132	$385,048	160.4%	59.3%